Exhibit 5.2





                                                     May 17, 2002




Ingersoll-Rand Company Limited
Clarendon House
2 Church Street
Hamilton, HM 11 Bermuda

Ingersoll-Rand Company
200 Chestnut Ridge Road
Woodcliff Lake, New Jersey 07677

Ladies and Gentlemen:

We have acted as special legal counsel in Bermuda to Ingersoll-Rand Company Limited, a Bermuda company (the "Company") in connection with the Registration Statement on Form S-3 (the "Registration Statement") filed on the date hereof by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), relating to (i) Class A common shares of the Company, par value $1.00 per share (the "Common Shares"); (ii) warrants to purchase Common Shares (the "Common Share Warrants"); (iii) Preference Shares of the Company, par value $.001 per share (the "Preference Shares"), which may be represented by depositary shares (the "Depositary Shares") evidenced by depositary receipts (the "Depositary Receipts"); (iv) warrants to purchase Preference Shares (the "Preference Share Warrants"); (v) debt securities, which may be either senior ("Senior Debt Securities") or subordinated (the "Subordinated Debt Securities") (collectively the "Debt Securities"); (vi) warrants to purchase Debt Securities (the "Debt Security Warrants;" and collectively with the Common Share Warrants and the Preference Share Warrants, the "Securities Warrants"); (vii) guarantees of the Guarantor which may be issued in connection with the Debt Securities (the "Guarantees"); (viii) contracts for the purchase and sale of Common Shares or Preference Shares (the "Purchase Contracts"); (ix) Share Purchase Units (the "Share Purchase Units") of the Company, consisting of a Purchase Contract and either Debt Securities or debt obligations of third parties, including U.S. Treasury Securities (the "Third Party Debt Securities"), securing the holder's obligation to purchase the Common Shares or the Preference Shares under the Purchase Contract; and (x) Common Shares, Preference Shares, Debt Securities and Guarantees which may be issued upon exercise of Securities Warrants or Purchase Contracts, whichever is applicable. The Common Shares, the Preference Shares, the Depositary Shares, the Debt Securities, the Guarantees, the Purchase Contracts, the Securities

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Page 2 of 3
Legal Opinion to Ingersoll-Rand Company Limited
17 May, 2002


Warrants and the Share Purchase Units are hereinafter referred to collectively as the "Securities." The Common Shares and the Preference Shares are hereinafter sometimes referred to collectively as the "Shares."

We have examined the Registration Statement (but excluding the exhibits and schedules thereto unless specifically referred to herein).

We have also reviewed and have relied upon the memorandum of association and the bye-laws of the Company, a certified copy of resolutions passed at a meeting of the Company's board of directors held on 1 May, 2002 (referred to herein as the "Minutes"), correspondence on behalf of the Company with the Bermuda Monetary Authority (the "BMA") whereby the BMA has granted certain permissions, inter alia, for the issue (and subsequent transfer) of the Company's securities (subject to conditions expressed in such correspondence), and such other documents and made such enquiries as to questions of Bermuda law as we have deemed necessary in order to render the opinions set forth below.

We have assumed:

(a) the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) of all documents examined by us and the authenticity and completeness of the originals from which such copies were taken;

(b) the accuracy and completeness of all factual representations made in the Registration Statement and other documents reviewed by us;

(c) that the resolutions contained in the Minutes remain in full force and effect and have not been rescinded or amended;

(d) that upon the issue of the Securities, in each case, the Company will receive money or money's worth at least equal to the value of the Securities then being issued and that none of the Securities will be issued for less than par value (if any);

(e) that there is no provision of the law of any jurisdiction, other than Bermuda, which would have any implication in relation to the opinions expressed herein; and

(f) that the issue and transfer of the Securities will comply at all times with the permissions obtained from the BMA and that, the Common Shares will at all such times be listed on the New York Stock Exchange, Inc.

"Non-assessability" is not a legal concept under Bermuda law, but when we describe the Shares as being "non-assessable" herein we mean, subject to any contrary provision in any agreement between the Company and any one of its members holding any of the Shares (but only with respect to such member), that no further sums are payable with respect to the holding of such Shares and the member shall not be bound by an alteration in the Memorandum of Association or the Bye-laws of the Company after the date upon which it became a member if and so far as the alteration requires such member to take or subscribe for additional Shares or in any way


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Page 3 of 3
Legal Opinion to Ingersoll-Rand Company Limited
17 May, 2002


increases its liability to contribute to the share capital of, or otherwise pay money to, the Company.

We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than Bermuda. This opinion is to be governed by and construed in accordance with the laws of Bermuda and is limited to and is given on the basis of the current law and practice in Bermuda. This opinion is not to be relied upon in respect of any matter other than the issue of the Securities, as described in the Registration Statement.


Based upon the foregoing, and subject to the qualifications and limitations stated herein, we are of the opinion that:

1. The Company has taken all corporate action required to authorize the adoption and filing of the Registration Statement; and

2. Upon due authorization by the Company of the Securities for issuance as contemplated by the Registration Statement and the issuance and delivery of Securities by the Company for payment in accordance with the terms of issuance of such Securities in an amount at least equal to the par value (if any) of such Securities, the Securities will be validly issued and, in the case of an issue of Common Shares and/or Preference Shares, will be fully paid and non-assessable.


We consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Prospectus included in the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Yours sincerely,


/s/ Conyers Dill & Pearman
Conyers Dill & Pearman